UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 31, 2008

Nexxus Lighting, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23590	59-3046866
(Commission File Number)	(IRS Employer Identification No.)

124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina	28262
(Address of Principal Executive Offices)	(Zip Code)

(704) 405-0416

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Nexxus Lighting, Inc. (the “Company”) announced on December 31, 2008 the appointment of Gary Langford as the Company’s new Chief Financial Officer (principal financial and accounting officer), effective January 5, 2009. Mr. Langford will replace John Oakley, who resigned as Chief Financial Officer (principal financial and accounting officer) effective January 5, 2009, but will continue with the Company through the end of business on January 16, 2009. A copy of the related press release is attached as Exhibit 99.1 hereto and incorporated by reference into this Item 5.02.

Mr. Langford, age 47, most recently owned and operated National Golf Cars, Inc., a refurbisher and distributor of used golf carts from 2001 to 2003 and TransAm Development, LLC, a real estate company from 2003 to 2008. He also served as Chief Controller for ePValue.com, Inc., a procurement joint venture between Sun Microsystems and Accenture from 2000 to 2001. Previously, from 1998 to 2000 he served as the Chief Financial Officer of Hartwell Industries, Inc., a $150 million manufacturer of apparel, uniforms and sportswear and as Treasurer for Fieldcrest Cannon, Inc., a $1.1 billion manufacturer and distributor of home textile products from 1995 to 1997. He also served as Assistant Treasurer of AGCO Corporation, a farm equipment manufacturer, from 1990 to 1995. Mr. Langford began his finance career with Andersen Consulting in 1986.

Additional information called for in Item 5.02(c)(3) has not been determined or is unavailable at this time, but will be filed by amendment to this Form 8-K under this Item 5.02 within four business days after the information is determined or becomes available.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 31, 2008	NEXXUS LIGHTING, INC.

/s/ Michael A. Bauer
	Name:	Michael A. Bauer
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated December 31, 2008.